Exhibit 11(b)
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting part of Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A of Fidelity Hereford Street Trust: Spartan U.S. Treasury Money Market Fund, of our report dated June 4, 1998 on the financial statements and financial highlights included in the April 30, 1998 Annual Report to Shareholders of Spartan U.S. Treasury Money Market Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/Price Waterhouse LLP
Price Waterhouse LLP
Boston, Massachusetts
June 12, 1998